EXHIBIT 11
                      Calculation of Weighted Average Shares
                   Outstanding for Net Income (Loss) Per Share

                                                                                              March 31,
                                                                                        1997           1998
                                                                                    ------------   ------------
Earnings:
Net Income (Loss)................................................................   $    206,143  $    (902,437)
                                                                                    ============  =============

Shares:
Weighted Average Number of Common Shares
   Outstanding...................................................................      4,434,140      6,103,522
Additional Shares Under Treasury Stock Method
   from Warrants Issued 12 Months Prior to 3/31/97*..............................        670,860             --
                                                                                    ------------  -------------
Average Common Shares Outstanding and Equivalents................................      5,105,000      6,103,522
                                                                                    ============  =============

Net Income (Loss) Per Share......................................................   $        .04  $        (.15)
                                                                                    ============  =============

* -- Calculation would be antidilutive for 1998.